December 9, 2011

Board of Directors
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392

RE:	Principal National Life Insurance Company Variable Life Separate Account
Principal Variable Universal Life Income III Policies

Dear Directors:

The Board of Directors of Principal National Life Insurance Company (the “Company”) established the
Variable Life Separate Account as a separate account for assets applicable to variable life insurance policies.
The Board established the separate account pursuant to then-existing provisions of the Code of Iowa pertaining to the establishment of separate accounts by Iowa-domiciled life insurance companies. The Company is filing a Registration Statement on Form N-6 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the new Principal Variable Universal Life Income III Policy (the “Policy”).

It is my opinion that:

1.	The Variable Life Separate Account is a separate account of the Company duly created and validly existing pursuant to Iowa law.

2.	The Policy, when issued in accordance with the Prospectus contained or referred to in the Registration
Statement, and upon compliance with applicable local law, will be the legal and binding obligation of the Company enforceable in accordance with its terms.

3.	All income and expenses and all gains and losses, whether or not realized, of the Variable Life
Separate Account, shall be credited to or charged against the Variable Life Separate Account, without regard to income and expenses or gains and losses of the Company.

4.	The assets of Policies participating in a division of the Variable Life Separate Account shall not be charged with any liabilities arising from any other business conducted by the Company.

This opinion is limited to the laws of the State of Iowa and of the United States of America.

In arriving at the foregoing opinion, I or attorneys under my supervision have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I consent to the filing of this opinion as an exhibit to the Registration Statement for the Policies and to the use
of my name under the caption “Legal Opinions” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Karen E. Shaff

Karen E. Shaff
Executive Vice President
and General Counsel